Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831 tel: 203 622-3131 fax: 203 622-6080 ur.com

UNITED RENTALS, INC. ANNOUNCES RESULTS OF SPECIAL MEETING OF

STOCKHOLDERS IN CONNECTION WITH RSC MERGER

GREENWICH, Conn. — April 27, 2012 — United Rentals, Inc. (NYSE: URI) today announced that United Rentals stockholders voted overwhelmingly in favor of the proposals relating to the proposed merger of RSC Holdings Inc. with and into United Rentals. At the special meeting held today, at which a quorum of stockholders was present, 83% of the outstanding shares of United Rentals entitled to vote at the special meeting were voted in favor of the resolution adopting the Agreement and Plan of Merger, dated December 15, 2011, between RSC Holdings and United Rentals and 99% of the shares present at the special meeting, in person or represented by proxy, and entitled to vote at the special meeting were voted in favor of the resolution approving the issuance of shares of United Rentals common stock to the stockholders of RSC Holdings in connection with the merger.

The approval of the stockholders of United Rentals was one of the final conditions precedent to the closing of the merger, as was the approval of the stockholders of RSC Holdings. RSC Holdings announced today that its stockholders also approved the merger. The merger is subject to other customary closing conditions. United Rentals and RSC Holdings expect to close the merger on or about April 30, 2012.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of 529 rental locations in 48 states and every Canadian province. United Rentals’ approximately 7,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. United Rentals offers for rent approximately 3,000 classes of equipment with a total original cost of $4.3 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at www.unitedrentals.com.

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Contact:

Fred Bratman

(203) 618-7318

Cell: (917) 847-4507

fbratman@ur.com